Exhibit 10.1

SERVICES AGREEMENT

This Services Agreement  is effective August 8th 2010,
BETWEEN:	Ace Consulting Management, Inc (ACE顧問管理公司), a company organized and existing under the laws of the State Of Delaware of United States, with its head office located at:

923 E. Valley Bl, Ste.103B, San Gabriel, Ca 91776 USA

AND: Beijing Poly Design Co Ltd, (北京宝力設計制作公司) a company organized and existing under the laws of the People’s Republic Of China, with its head office located at:

No.650, Dagaoli Gonyuan Chu,Zhangchawan Township,Tongzho District,Beijing

RECITALS:

1.	The Client wishes to retain Provider to provide certain design and construction services on the terms and conditions hereinafter set forth in agreed certain client’s contract.

2.	Provider wishes to provide such services to the Client on such terms and conditions on the agreed client contract.

NOW THEREFORE in consideration of the premises, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	SERVICES TO BE PROVIDED

a)	Provider agrees to provide to the Client the services set out as following:
Performing contract presented by Ace Consulting Management Inc. Inc which include project cost estimation, engineering design, construction, and financial management of project.

b)	Provider agrees and undertakes to perform the Services in a timely fashion with all due skill, competence and diligence.

c)
Subject to the provisions of Section 7 hereof, Provider agrees that the Client shall have, at all reasonable times, access to the work product, or any component thereof, which Provider produces in performing the Services.

2.	COMPENSATION

The Client shall pay Provider for the Services, and shall earn remuneration on the basis of gross revenue generated by use of the Services, etc. in accordance with the terms set out as following:
Provider for the services shall pay to Ace Consulting Management Inc fixed 7.5% of the contract amount as consulting fee for the completed service contract.

3.	TERM AND TERMINATION

a)
The initial term of this Agreement (“Term”) shall be for a period of two years beginning on August 8, 2010 and terminating on August 7, 2012, unless terminated earlier in accordance with the provisions hereof. The Term shall be automatically renewed for successive one year periods unless a party sends a written notice of non-renewal to the other party no later than 45 days prior to the expiry of the Term, or of any renewal term, as the case may be.

b)	This Agreement may be terminated by the Client without notice upon the occurrence of an event of default. Each of the following constitutes an event of default for the purposes of this Agreement:

i)	if Provider commits any material dishonest or fraudulent act in the performance of any of its obligations hereunder or any material misrepresentation hereunder;

ii)	if Provider persistently fails to perform the Services as required hereunder; or

iii)	if Provider otherwise fails to perform or comply with any material term, condition or covenant of this Agreement;

c)
This Agreement may be terminated for any reason at any time by either the Client or Provider giving the other party 45 days’ written notice of termination, it being understood and agreed that Provider shall not be entitled to terminate this Agreement pursuant to this paragraph 3(c) during the initial one-year Term.

d)	Provider shall forthwith upon termination return to the Client all confidential data embodied or recorded in tangible form, which is in its possession.

e)	Upon the termination of this Agreement, fees due to the Client in virtue of gross revenue generated by use of the Services shall survive and be paid as set forth in the agreement.

4.	STATUS

a)
It is understood and agreed that this is an agreement for the performance of services and that the relationship of the parties to each other is that of independent contractors. No agency or partnership is created by this agreement. Provider shall not hold itself out as or represent itself to be an agent of the Client. Provider shall not be entitled to any remuneration, rights or benefits other than as set forth in this Agreement, unless otherwise agreed in writing by both parties hereto.

b)	Provider shall comply with all applicable statutes, local laws, ordinances and regulations governing the performance of the Services.

5.	CONFIDENTIALITY AND EXCLUSIVITY

a)
Each party shall take all reasonable action and shall take at least the same precautions as it takes to prevent the disclosure of its own confidential information, to prevent the disclosure to third parties of the Confidential Information. Each party shall only have the right to disclose the Confidential Information to its officers, directors, employees, agents and consultants for the purposes authorized herein. Each party shall, prior to disclosing the Confidential Information or

b)
portion thereof to any such person, issue appropriate instructions to them to ensure that such persons are aware of their obligation to comply with the confidentiality and use obligations and restrictions contained in this Agreement. If each party has taken all such reasonable steps it shall not be responsible if such Confidential Information or any part thereof should be divulged to any third party by reason of honest mistake or dishonest appropriation by any of each party’s agents or employees.

For the purposes of this Section 5, “Confidential Information” means all confidential business data and information provided by a Party hereunder provided, however, that all Confidential Information that is delivered to either Party in writing shall bear an appropriate legend such as “Confidential” and all Confidential Information that is orally shared shall be identified to the other party in a written summary within 30 days following its oral disclosure. Failure to mark documents with an appropriate legend or the failure to identify orally disclosed information as “confidential” within 30 days following its oral disclosure shall be conclusive that the Disclosing Party has waived any restrictions with respect thereto. Confidential Information shall not include any data or information which:

i)	is or becomes publicly available through no fault of the disclosing party;

ii)	is already in the rightful possession of the disclosing party prior to its disclosure to that party;

iii)	is independently developed by the disclosing party;

iv)	is rightfully obtained by the disclosing party from a third party;

v)	is disclosed with the written consent of the other party; or

vi)	is disclosed pursuant to court order or other legal compulsion.

c)	Provider and the Client hereby acknowledge and agree that:

i)	the confidentiality and exclusivity covenants set forth in this Section 6 are reasonable in the circumstances and are necessary to protect the interests of the Client and Provider;

ii)	and in addition to the right of the Client or Provider to claim damages, the breach by Provider and the Client of any of the confidentiality and exclusivity covenants set forth in this Section 5,

iii)	as the case may be, may cause serious and irreparable harm to the Client or Provider, as the case may be, and in the event of a breach by either party (a “Party in Breach”) of any of these provisions,

iv)	notwithstanding any other provision of this Agreement, the other party (the “Aggrieved Party”) shall be entitled, as a matter of right, to seek an injunction against the Party in Breach.

v)	The provisions of this paragraph shall not be construed so as to be in derogation or limitation of any other remedy, which the Aggrieved Party may have in the event of such a breach.

d)	The provisions of paragraphs 5(a) and 5(c) above shall survive the termination of this Agreement.

e)
The existence of any claim or cause of action of either party against the other, whether pursuant to this Agreement or otherwise, shall not constitute a defense to the enforcement of the provisions of this Agreement by either party against the other.

6.	FORCE MAJEURE

If the performance of this agreement or any of the obligations hereunder is interfered with in whole or in part by reason of any circumstances beyond the reasonable control of the party affected, including but not limited to fire, explosion, power failure, acts of God, revolution, civil commotion or acts of public enemies, any PRC law, order, regulation, ordinance or requirement of any government or legal body or labor unrest, including without limitation, strikes, slow downs, picketing or boycotts, then the party affected shall be excused from such performance on a day by day basis to extent of such interference.

7.	SUBCONTRACTS

Provider agrees that all Services to be performed hereunder shall be performed in their entirety by Provider and that no part thereof, nor any modifications to the Services, nor any additional services, shall be performed by a sub-contractor without the prior written approval of the Client.

8.	INSPECTION

If the Client has reasonable grounds to believe that Provider is directly or indirectly in breach of any of its obligations under this Agreement, the Client may, upon 14 days’ notice in writing to Provider, require that Provider permit the Client and its employees, agents, counsel, accountants, other representatives to have free and unrestricted access during normal business hours to all books of account, accounting records, income and other tax returns, material contracts, business, legal and accounting information, documents and data relating to Provider’s provision of Services under this Agreement. The Client, its employees, agents, counsel, accountants and other representatives shall have the right to make photocopies of any of such documents. The costs of this inspection shall be borne by the Client unless a material discrepancy in the amount of fees which should have been paid in accordance with agreement, in which case the costs of the inspection shall be borne entirely by Provider.

9.	INDEMNIFICATION

a)
Provider hereby covenants and agrees to indemnify and save harmless the Client, its directors, officers, employees, agents and representatives (the “Client Indemnified Parties”) from and against any claims, demands, actions, causes of action, damages, losses, costs, liabilities, expenses, penalties, fines, legal fees which any of the Client Indemnified parties may sustain, incur or suffer and/or which any person including, without limitation, a Subscriber may make or bring against a Client Indemnified Party arising directly or indirectly in any way by reason of, out of, in respect of or in connection with:

i)	any non-fulfillment of any covenant or agreement on the part of Provider under this Agreement;

ii)	any incorrectness in or breach of any representation of Provider contained in this Agreement;

iii)
any act or omission, including, without limitation, any negligence or other tortuous act, committed by Provider and its directors, officers, employees, agents and representatives in the performance of its obligations under this Agreement;

iv)	any untruth, inaccuracy or incorrectness of any of the marketing materials prepared and distributed by Provider pertaining to the Services;

v)	the Services including, without limitation, the operation, administration or provision thereof.

b)
The Client hereby covenants and agrees to indemnify and save harmless Provider its directors, officers, employees, agents and representatives from and against any claims, demands, actions, causes of action, damages, losses, costs, liabilities, expenses, penalties or  reasonable legal fees which any of the Provider Indemnified Parties may sustain, incur or suffer and/or which any person may make or bring against an Provider Indemnified Party arising directly or indirectly in any way by reason of, out of, in respect of or in connection with any covenant or agreement on the part of the Client under this Agreement or any incorrectness in or breach of any representation of the Client contained herein.

10.	GENERAL TERMS

a)
This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written of the parties and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein.

b)
No supplement, modification or waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

c)
Neither this Agreement nor any rights or obligations hereunder shall be assignable by any party without the prior written consent of the other party. This Agreement shall enure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators, successors and permitted assigns.

d)
Each party represents and warrants in favor of the other that it has all necessary capacity and authority to enter into this Agreement and to carry out its respective obligations hereunder and that neither party is a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, instrument, charter or by-law provision, statute, judgment, decree or PRC law which would be violated, contravened, breached by, or under which default would occur as a result of, the execution and delivery of this Agreement and the performance of its respective obligations hereunder.

e)	Time shall be of the essence of this Agreement.

f)
Each party hereby agrees that upon the written request of the other party, it will do all such acts and execute all such further documents, conveyances, deeds, assignments, transfers and the like, and will cause the doing of all such acts and will cause the execution of all such further documents as are within its power to cause the doing or execution of, as the other party may from time to time reasonably request be done and/or executed as may be required to effect to the purposes of this Agreement and to carry out the provisions hereof.

g)
Any notice required or permitted to be given hereunder shall be in writing and shall be sufficiently given if delivered in person during normal business hours of the recipient on a business day or sent by first class mail, postage prepaid, or by telecopier, as follows:

i)	in the case of a notice to the Client to:

923 E. Valley Bl, #103B San Gabriel, Ca 91776 USA
Attn: Alex Jen

ii)	in the case of a notice to the provider to:

No.650, Dagaoli Gonyuan Chu,Zhangchawan Township,Tongzho District,Beijing
Attn: Guishen Tsui

and shall be conclusively deemed to have been given and to have been received on the following business day, if so delivered or sent by telecopier, and on the third business day following the mailing thereof, if so mailed (excluding each day during which there exists any interruption of postal services due to strike, lockout or other cause). Addresses for notice may be changed by giving notice in accordance with the foregoing.

h)
This Agreement shall be governed by and construed in accordance with the PRC law applicable therein and shall be treated, in all respects, as an PRC contract. Each party thereto irrevocably attorns to and submits to the non-exclusive jurisdiction of the Courts of PRC with respect to any matter arising hereunder or related hereto.

IN WITNESS WHEREOF, each party to this agreement has caused it to be executed at BEIJING on the date indicated above.

CLIENT	SERVICE PROVIDER
Ace Consulting Management Inc	Beijing Poly Design Co Ltd

Authorized Signature	Authorized Signature

Alex Jen President	Guishen Tsui, General Manager